UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2011

American Realty Capital Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On April 25, 2011, American Realty Capital Trust, Inc. (the “Company”) issued a press release announcing certain amendments to the compensation program for American Realty Capital Advisors, LLC (the “Advisor”) and a modification of the Company’s share repurchase program.

The Company’s Board of Directors has approved altering the asset management fee payable to the Advisor to provide that, for as long as the Company remains a non-traded REIT, the aggregate value of the asset management fees paid by the Company over the life of the offering, plus the value of all restricted shares issued by the Company pursuant to its employee and director incentive restricted share plan, cannot exceed 1% of the contract purchase price of all the properties based on assets held by the Company on the measurement date, adjusted for appropriate closing dates for individual property acquisitions.  For purposes of this calculation, the value of the restricted stock granted to the Advisor and its employees will be the value of the Company’s common stock, par value $0.01 per share, on the date of such grant.

Additionally, for as long as the Company remains a non-traded REIT, the Company will honor repurchase requests in connection with the death or disability of a stockholder.  The Company will limit the purchases that it may make pursuant to its share repurchase plan in any calendar year to 5.0% of the weighted average number of shares outstanding during the prior year, ratably by calendar quarter.  Any changes to these policies will require a majority vote of the Company’s stockholders.

A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

99.1  American Realty Capital Trust, Inc. Press Release, dated April 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: April 26, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors